Exhibit 99.1

Jason Few and Kent Wells elected to Marathon Oil Corporation Board of Directors

HOUSTON, February 28, 2019 - Marathon Oil Corporation (NYSE:MRO) announced today that Jason Few and Kent Wells have been elected to the Company’s board of directors, effective April 1, 2019.

“We welcome Jason and Kent to Marathon Oil’s board of directors,” said Chairman, President and CEO Lee Tillman. “They each bring unique and diverse experiences to the board and have a demonstrated track record of leadership within the energy industry that make them excellent additions to the board.”

Few, 52, is the president of Sustayn LLC, a cloud-based software waste and recycling optimization company. He is also the founder and senior managing partner of BJF Partners, LLC, a privately held strategic transformation consulting firm, where he has served since 2016. Few has overseen transformational opportunities in the energy and technology sectors, including as president and CEO of Continuum Energy, EVP NRG Energy and president of Reliant Energy. Few is on the board of FuelCell Energy, Inc., a fuel cell solutions company for the supply, recovery and storage of energy, and previously served on the board of Syniverse Technologies.

Wells, 62, has over 39 years of experience in the oil and gas industry. He retired in 2015 from Fidelity Exploration & Production Company, an oil and natural gas production company. Wells had served as president and CEO of Fidelity since 2011, and as vice chairman and board member of MDU Resources, the parent company of Fidelity, since 2013. Prior to joining Fidelity, Wells spent 32 years with Amoco and BP. He also served on the board of Newfield Exploration Company from 2015 until February 2019.

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